EXHIBIT 99.1
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[GRAPHIC OMITTED -- LOGO]
SANDS
LAS VEGAS SANDS CORP.                                             PRESS RELEASE

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                  LAS VEGAS SANDS CORP. REPORTS RECORD FOURTH
                       QUARTER AND FULL YEAR 2006 RESULTS

    ACHIEVES RECORD CONSOLIDATED ADJUSTED PROPERTY EBITDAR OF $831.5 MILLION FOR THE FULL YEAR 2006 AND $244.3 MILLION FOR THE FOURTH QUARTER OF 2006

   THE VENETIAN ACHIEVES RECORD QUARTERLY ADJUSTED PROPERTY EBITDAR OF $134.1
    MILLION, THE HIGHEST EARNED BY ANY PROPERTY IN THE HISTORY OF LAS VEGAS

LAS VEGAS, NV (FEBRUARY 5, 2007) -- Las Vegas Sands Corp. (NYSE:LVS), today reported financial results for the fourth quarter and full year ended December 31, 2006.

Financial Highlights:

     -   Net revenues of $2.24 billion, an increase of 28.5%

     - Consolidated full-year and fourth-quarter adjusted property EBITDAR of $831.5 million and $244.3 million, respectively

     - The Sands Macao generated full-year and fourth-quarter adjusted property EBITDAR of $458.0 million and $110.2 million, respectively

     - The Venetian generated full-year and fourth-quarter adjusted property EBITDAR of $373.5 million and $134.1 million, respectively

On a GAAP (Generally Accepted Accounting Principles) basis, consolidated operating income was $574.1 million for the full-year 2006 and $166.3 million for the fourth quarter of 2006. Operating income at The Sands Macao was $413.0 million for the full-year 2006 and $99.4 million for the fourth quarter of 2006. Operating income at The Venetian was $289.9 million of the full-year 2006 and $111.8 million for the fourth quarter of 2006.

"2006 was another outstanding year of execution for our company," began William
P. Weidner, President and COO. "We delivered record operating results at both our Las Vegas and Macao properties, and made strong progress in the execution of our Cotai StripTM development plans as we lead the historic effort to create Asia's Las Vegas(TM). In addition, to complement our developments on the Cotai Strip, we advanced our plans to develop a non-gaming leisure resort and convention destination on Hengqin Island, in the People's Republic of China. In Las Vegas, we continued the development of The Palazzo and our ongoing initiatives at The Venetian designed to increase that property's appeal to important high-end Asian gaming customers. Finally, we won the right to expand our successful business model to additional jurisdictions both domestically and internationally. We have now initiated the development process for properties in those two new jurisdictions, The Sands Bethworks in Bethlehem, Pennsylvania and The Marina Bay Sands in Singapore."

COMPANY-WIDE OPERATING RESULTS

Net revenue for the fourth quarter of 2006 increased 27.1% to $636.3 million compared to $500.7 million in the fourth quarter of 2005. Adjusted net income (excluding loss on disposal of assets, pre-opening expense and development expense) increased 12.6% for the fourth quarter of 2006, improving to $132.9 million, or adjusted earnings per diluted share of $0.37, versus adjusted net income (excluding gain on disposal of assets, pre-opening expense, development expense and litigation settlement expense) of $118.1 million, or adjusted earnings per diluted share of $0.33, in the fourth quarter of 2005. On a GAAP basis, net income in the fourth quarter of 2006 was $113.6 million, or $0.32 per diluted share, compared to $110.0 million, or $0.31 per diluted share, in the fourth quarter of 2005.

Consolidated adjusted property EBITDAR in the fourth quarter of 2006 came in at $244.3 million, an increase of 28.2% compared to $190.5 million in the year-ago quarter. On a GAAP basis, operating income improved to $166.3 million versus $141.5 million in the fourth quarter of 2005.

Full-year 2006 net revenue increased 28.5% to $2.24 billion compared to $1.74 billion in 2005. Adjusted net income in 2006 was $506.1 million, while adjusted earnings per diluted share was $1.42. This compares to adjusted net income of $415.6 million, or adjusted earnings per diluted share of $1.17 in 2005. On a GAAP basis, net income was $442.0 million or $1.24 per diluted share in 2006. This compares to $283.7 million or $0.80 per diluted share in 2005.

FOURTH QUARTER HIGHLIGHTS

Weidner continued, "In Asia, we delivered another strong quarter at The Sands Macao, with our Mass Market, VIP and slots businesses all reflecting increases in gaming win compared to the quarter one year ago. For the fourth quarter in total, despite the addition of incremental capacity in the marketplace, we captured over 19% of the table game market in Macao. And in the month of December, our market share increased to over 21% of the Macao gaming market. Our visitation trends have also continued to increase, with visitation to The Sands increasing by over 8% in the fourth quarter compared to a year ago, by over 15% in December 2006 compared to last December. These trends both support and validate the strength of our service offering and clearly provide positive momentum as we prepare to open Macao's first true integrated destination resort, The Venetian Macao, which will be the largest gaming facility as measured by number of table games, in the world. In Las Vegas, we delivered strong results across the board, with gaming, hotel, and food and beverage revenues all reflecting healthy increases compared to the quarter one year ago. Those revenue increases drove adjusted property EBITDAR at the Venetian to $134.1 million, which we believe is the highest quarterly adjusted property EBITDAR of any property in Las Vegas history."

Weidner added, "We continued to execute our development plans for The Venetian Macao and The Cotai Strip, where we are now preparing The Venetian, the anchor of The Cotai Strip, for a Summer opening. In addition, we have advanced our construction or preconstruction work on each of our other six sites on the Cotai Strip. We have also made strong progress in the leasing of our retail space and the development of our convention, tour and travel, and corporate meetings businesses on The Cotai Strip. We have also advanced our master-plan to develop the complementary leisure and convention destination planned for Hengqin Island, in Zhuhai of the People's Republic of China (PRC) and adjacent to The Cotai Strip. In the U.S., we have begun renovations at The Venetian, made significant progress on the construction of The Palazzo, which is scheduled to open in Fall of this year, and begun the preconstruction process on The Sands Bethworks in Bethlehem, Pennsylvania."

LAS VEGAS FOURTH QUARTER OPERATING RESULTS

In the fourth quarter of 2006 in Las Vegas, hotel revenues increased 9.8% to $86.4 million versus $78.7 million in the fourth quarter of 2005. The Venetian's average daily rate (ADR) increased 9.5% to $243, compared to $222 in the fourth quarter of 2005. The Venetian's occupancy of available guestrooms was 97.0% during the fourth quarter of 2006, which compares to 96.5% during the prior year period, generating revenue per available room (REVPAR) of $235 in the 2006 period, an increase of 9.8% versus $214 in the 2005 period.

Food and beverage revenues were $37.8 million in the fourth quarter of 2006 compared to $32.3 million in the 2005 period, an increase of 17.0%. Retail and other operating revenues were $14.8 million in the quarter compared to $11.1 million in the fourth quarter last year, an increase of 33.3%.

Table games drop increased to $384.9 million in the fourth quarter of 2006 versus $320.4 million during the fourth quarter of 2005. Slot machine handle (volume) increased to $562.6 million in the fourth quarter of 2006 versus $523.0 million during the fourth quarter of 2005. Casino revenues increased
46.5% to $154.0 million in the fourth quarter of 2006 compared to $105.1 million a year ago. Table games win percentage (calculated before discounts) was 36.9% in the 2006 quarter compared to 26.4% in the fourth quarter of last year. This compares to our expected range of 20% to 22%. Slot win percentage (calculated before promotional expenses) was 6.8% in the 2006 quarter compared to 6.4% in the fourth quarter last year.

On a GAAP basis, operating income for The Venetian increased 72.9% to $111.8 million versus $64.6 million in the 2005 period. Adjusted property EBITDAR for The Venetian increased 52.9%, to $134.1 million, compared to $87.7 million for the fourth quarter of 2005.

"We are beginning to see more of the benefits of our targeted capital investments flow through to cash flow at The Venetian," noted Weidner. "Our increased table drop and high-end baccarat play are directly related to the investments we have made in our high-end suite, gaming and hospitality product, and the success of our worldwide PaizaTM offering, which has been designed to directly serve the unique needs of this important customer set.

"The increased scale of our carpeted meeting space continues to fuel increases in group business and related food and beverage revenues. Our results this quarter also reflect our success in driving operating efficiencies in this portion of our business over the last few quarters, so these top line enhancements are now increasingly flowing through to enhance our EBITDAR at the property.

"Looking further ahead, construction of The Palazzo continues to progress. Later this year, The Venetian and newly opened Palazzo complex will represent the largest integrated destination resort in the world, with over 7,000 all-suite hotel rooms, and 2.25 million square feet of exhibition and meeting space. Our experience in Asia has influenced our design for this integrated property, which is specifically aimed to provide all the amenities needed to provide superior service to the burgeoning Asian VIP market. We believe this property will provide an excellent platform for profitable growth in Las Vegas for years to come."

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

MACAO FOURTH QUARTER OPERATING RESULTS

In Macao, fourth quarter casino revenues increased 27.1% to a record $343.3 million versus $270.0 million in the 2005 period. Adjusted property EBITDAR was $110.2 million for the fourth quarter of 2006, compared to $102.8 million in the fourth quarter of 2005, an increase of 7.2%. On a GAAP basis, operating income for The Sands Macao was $99.4 million for the fourth quarter of 2006, an increase of 6.5% compared to $93.3 million in last year's fourth quarter. Table games drop (the Non-Rolling Chip segment) was $1.03 billion in the fourth quarter of 2006. Fourth quarter 2006 Rolling Chip volume increased 43.4% to an all-time quarterly record $5.65 billion, compared to $3.94 billion in the fourth quarter of 2005.

Non-Rolling Chip table games win percentage (calculated before discounts and incentives) came in at 18.5% in the fourth quarter of 2006, while Rolling Chip table games win percentage (calculated before discounts and commissions) was 3.1%. These results compare to our expected Non-Rolling Chip table games win percentage (calculated before discounts and commissions) of 18% to 20% and Rolling Chip table games win percentage (calculated before discounts and commissions) of 2.7% to 3.0%.

Slot  handle  (volume)  for the  fourth  quarter  of 2006 was a  record  $273.2 million, representing a 22.1% increase versus $223.8 million in the fourth quarter of 2005.

Weidner stated, "We remain extremely pleased with our performance at The Sands. Despite the introduction of significant high-quality, competitive product in the Macao marketplace, both our VIP and mass businesses remain extremely healthy, our visitation statistics continue to increase, and our operating performance remains strong."

OTHER FACTORS AFFECTING EARNINGS

Interest expense, net of amounts capitalized, was $45.4 million for the fourth quarter of 2006 compared to $20.6 million during the fourth quarter of 2005. The increase is primarily the result of borrowings related to the $2.5 billion credit facility to support our developments in Macao, as well as the $1.4 billion credit facility to support the development of The Marina Bay Sands in Singapore. Capitalized interest was $36.9 million during the fourth quarter of 2006 compared to $7.2 million during the fourth quarter of 2005.

Interest income was $19.9 million for the fourth quarter of 2006, compared to $9.9 million for the fourth quarter of 2005, due principally to higher cash balances driven by required draws on the $2.5 billion Macao credit facility.

Depreciation and amortization expense was $34.6 million for the fourth quarter of 2006, compared to $26.5 million for the fourth quarter of 2005.

Stock-based compensation expense was $4.5 million in the fourth quarter of 2006. There was no stock-based compensation expense in the fourth quarter of 2005.

Preopening expenses related principally to the opening of The Venetian Macao and The Marina Bay Sands, were $16.5 million in the fourth quarter of 2006, compared to $2.4 million in the fourth quarter of 2005.

Development expenses relating to our efforts in Zhuhai (Hengqin Island, in the People's Republic of China), Pennsylvania, Europe, Japan and elsewhere were $3.1 million in the fourth quarter of 2006, compared to $5.6 million in the fourth quarter of 2005.

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

The effective tax rate for the fourth quarter of 2006 of 19.5% is lower than the United States Federal statutory rate due primarily to a zero effective tax rate on our Macao gaming income as a result of an income tax holiday on gaming operations, which is currently set to expire at the end of 2008.

BALANCE SHEET ITEMS

Unrestricted cash balances at December 31, 2006 stood at $468.1 million while restricted cash balances were $953.9 million. Of the restricted cash balances, $465.4 million is restricted for Macao related construction, and $396.3 million is restricted for construction of The Palazzo, the company's second resort hotel casino property in Las Vegas.

As of December 31, 2006, total debt outstanding, including the current portion, was $4.14 billion.

CAPITAL EXPENDITURES AND OTHER ACTIVITIES

Capital expenditures during the fourth quarter of 2006 totaled $638.4 million. This includes $412.3 million for construction and development activities in Macao, $184.6 million for construction and development activities at The Palazzo, $29.1 million for improvements and maintenance capital expenditures at The Venetian and The Sands Expo and Convention Center in Las Vegas, $7.7 million for corporate activities and $4.7 million for construction and development activities in Singapore.

CONCLUDING COMMENTS

Weidner concluded, "While we have delivered superior financial and operating results, the opportunities that lie ahead, in both the short and long term, remain significant. We believe that successful execution of our first mover advantage in Macao will create opportunities for outstanding returns. In Las Vegas, the market is now as robust, and competitive, as it has ever been. Our experience in Asia, which has influenced both the retrofitting of The Venetian and the final design of The Palazzo, in combination with our prime location on the Las Vegas Strip and unique convention-centric model, will give us a distinct competitive advantage in this marketplace for the foreseeable future. Finally, our track record of execution in the development and operation of convention-based integrated destination resorts clearly positions us well to continue to execute on our currently announced projects and to develop, identify and utilize our market-leading position to win additional growth opportunities worldwide.

"We remain particularly pleased with the progress we are making in developing `Asia's Las Vegas' on the Cotai Strip. We have now begun construction or preconstruction activities on all seven sites on the Cotai Strip. The Venetian Macao, the anchor property of The Cotai Srip, remains on track for a summer 2007 opening.

"Looking further ahead in the Macao region, we made important progress in the advancement of our plans to develop a leisure and convention destination resort on Hengqin Island, which is in Guangdong Province of the PRC and just a few hundred yards from the Cotai Strip in Macao. In January, we received an official letter from the Office of the Zhuhai Municipal People's Government, informing the company that the Zhuhai Government had established a Project Coordination Committee specifically related to our proposed development of The Venetian Hengqin International Convention and Resort Project in Zhuhai. The function of the Project Coordination Committee is to act as the government liaison empowered to work directly with us to advance the development of our master-plan. While the formation of the Project Coordination Committee is a positive step forward, the project remains subject to governmental approvals customary for projects of this scale in China.

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"In  Singapore,  we remain on track to open The Marina  Bay Sands in 2009.  The property will feature 2,500 hotel rooms, 1.2 million square feet of flexible meetings, incentive, convention, food and beverage, and exhibition space, one million square feet of retail space, three large entertainment venues, and gaming space which will include our high end Paiza Club.

"Additionally, we have now begun pre-construction activities on an integrated destination resort on the site of the former Bethlehem Steel plant in Bethlehem, Pennsylvania, about a 90 minute drive away from Midtown Manhattan, and less than one hour from many of the most prosperous suburbs of Northern New Jersey. In its first phase, the 126-acre development will feature a 300-room hotel, 200,000 square feet of retail space, 3,000 slot machines, and a variety of dining and entertainment options. The property will also be home to the National Museum of Industrial History, an affiliate of The Smithsonian
Institute, as well as additional arts and cultural attractions and the broadcast home of the local PBS affiliate."


                                      ###


CONFERENCE CALL INFORMATION
The company will hold a conference call to discuss the company's results on Monday, February 5, 2007 at 1:30 p.m. PT (4:30 p.m. ET). Interested parties are invited to join the call by dialing (800) 901-5248 and using the access code 49959884. International callers, please dial (617) 786-4512, and use the same access code. The conference call will also be available through a live audio webcast at WWW.LASVEGASSANDS.COM (click on Investor Relations). A telephone replay will be available at (888) 286-8010 and (617) 801-6888, access code 4737644 from February 5, 2007 at approximately 6:30 p.m. PT (9:30 p.m. ET) through February 12, 2007.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements that are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve a number of risks, uncertainties or other factors beyond the company's control, which may cause material differences in actual results, performance or other expectations. These factors include, but are not limited to general economic conditions, competition, new ventures, substantial leverage and debt service, government regulation, legalization of gaming, interest rates, future terrorist acts, insurance, gaming junket operators, risks relating to our Macao gaming concession, infrastructure in Macao and other factors detailed in the reports filed by Las Vegas Sands Corp. with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date thereof. Las Vegas Sands Corp. assumes no obligation to update such information.

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ABOUT LAS VEGAS SANDS CORP.

Las Vegas Sands Corp. (NYSE: LVS) is one of the leading international developers of multi-use integrated resorts.

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

The Las Vegas, Nevada-based company owns and operates The Venetian Resort Hotel Casino and the Sands Expo and Convention Center in Las Vegas and The Sands Macao in the People's Republic of China (PRC) Special Administrative Region of Macao. The company is in the process of constructing four additional integrated resorts: The Venetian Macao Resort-Hotel in Macao; The Palazzo Resort-Hotel-Casino in Las Vegas; Sands BethworksTM in Bethlehem, Pennsylvania; and The Marina Bay SandsTM in Singapore.

LVS is also creating The Cotai Strip(TM), a master-planned development of resort-casino properties in Macao. Additionally, the company is also working with the Zhuhai Municipal People's Government of the PRC to master-plan the development of a leisure resort and convention complex on Hengqin Island in the PRC.


CONTACTS:

Investment Community: Scott Henry, Senior Vice President Finance, (702) 733-5502 Media: Ron Reese, Director of Corporate Communications, (702) 414-3607





LAS VEGAS SANDS
FOURTH QUARTER 2006 RESULTS
NON-GAAP RECONCILIATIONS

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Within the  Company's  fourth  quarter 2006 press  release,  the Company  makes reference  to certain  non-GAAP  financial  measures  including  "adjusted  net
income",   "adjusted  earnings  per  diluted  share",  "adjusted  EBITDA",  and
"adjusted property EBITDAR". Whenever such information is presented, the Company has complied with the provisions of the rules under Regulation G and
Item 2.02 of Form 8-K. The specific reasons why the Company's management believes that the presentation of each of these non-GAAP financial measures provides useful information to investors regarding Las Vegas Sands Corp.'s financial condition, results of operations and cash flows has been provided in
the   Form   8-K   filed   in    connection    with   this    press    release.
-------------------------------------------------------------------------------


Adjusted net income and adjusted earnings per diluted share in the fourth quarter of 2006 exclude loss on disposal of assets, pre-opening expense, and development expense. Adjusted net income and adjusted earnings per diluted share in the fourth quarter of 2005 exclude gain on disposal of assets, pre-opening expense, development expense, and litigation settlement expense. Reconciliations of GAAP net income and GAAP earnings per diluted share to adjusted net income and adjusted earnings per diluted share are included in the financial schedules accompanying this release.

Adjusted EBITDA consists of operating income before depreciation and amortization, gain or loss on disposal of assets, preopening expense, development expense, and stock-based compensation. Adjusted property EBITDAR consists of operating income before depreciation and amortization, gain or loss on disposal of assets, preopening expense, development expense, stock-based compensation, corporate expense, and rental expense. Reconciliations of GAAP operating income and GAAP net income to adjusted EBITDA and adjusted property EBITDAR are included in the financial schedules accompanying this release.





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

Las Vegas Sands Corp. and Subsidiaries
Condensed Consolidated Statements of Operations
(In thousands,except share and per share data)
(Unaudited)

                                                             Three Months Ended                   Twelve Months Ended
                                                                 December 31,                          December 31,
                                                          2006               2005               2006               2005
                                                      -------------      -------------      -------------      -------------
Revenues:
  Casino                                              $     497,231      $     375,096      $   1,676,061      $   1,250,090
  Rooms                                                      88,163             80,327            350,606            323,560
  Food and beverage                                          49,586             40,527            187,819            147,510
  Retail                                                      3,073              2,690             12,707             10,160
  Other                                                      28,430             25,161            112,985             92,905
                                                      -------------      -------------      -------------      -------------
                                                            666,483            523,801          2,340,178          1,824,225
  Less - Promotional allowances                             (30,223)           (23,126)          (103,319)           (83,313)
                                                      -------------      -------------      -------------      -------------
                                                            636,260            500,675          2,236,859          1,740,912
                                                      -------------      -------------      -------------      -------------

Operating Costs and Expenses:
  Casino-Hotel operations                                   393,710            310,161          1,412,534          1,075,616
  Rental expense                                              2,585              3,755             13,478             14,841
  Corporate expense                                          18,711             10,902             59,570             38,297
  Pre-opening expense                                        16,516              2,368             37,673              3,732
  Development expense                                         3,115              5,575             26,112             22,238
  Depreciation and amortization                              34,595             26,512            110,771             95,296
  (Gain) loss on disposal of assets                             704                (86)             2,624              1,441
                                                      -------------      -------------      -------------      -------------
                                                            469,936            359,187          1,662,762          1,251,461
                                                      -------------      -------------      -------------      -------------

  Operating income                                          166,324            141,488            574,097            489,451

  Interest income                                            19,930              9,947             66,191             33,111
  Interest expense, net of amounts capitalized              (45,410)           (20,643)          (135,853)           (96,292)
  Other income (expense)                                        341               (188)              (189)            (1,334)
  Loss on early retirement of debt                                -                  -                  -           (137,000)
                                                      -------------      -------------      -------------      -------------

Income before income taxes                                  141,185            130,604            504,246            287,936

Provision for income taxes                                  (27,545)           (20,555)           (62,243)            (4,250)
                                                      -------------      -------------      -------------      -------------

Net income                                            $     113,640      $     110,049      $     442,003      $     283,686
                                                      =============      =============      =============      =============

Basic earnings per share                              $        0.32      $        0.31      $        1.25      $        0.80
Diluted earnings per share                            $        0.32      $        0.31      $        1.24      $        0.80

Weighted average shares outstanding
  Basic                                                 354,358,181        354,162,570        354,277,941        354,161,165
  Diluted                                               355,694,143        354,460,513        355,264,444        354,526,604

Las Vegas Sands Corp. and Subsidiaries
Non-GAAP Measure-Adjusted Net Income and Earnings Per Share (In thousands,except share and per share data) (Unaudited)

                                                         Three Months Ended                       Twelve Months Ended
                                                             December 31,                             December 31,
                                                      2006                 2005                2006                 2005
                                                  -------------       -------------        -------------       -------------
Net income                                        $     113,640       $     110,049        $     442,003       $     283,686

(Gain) loss on disposal of assets, net                      469                 (53)               2,385               1,055
Pre-opening expense, net                                 16,419               2,308               37,275               3,495
Development expense, net                                  2,369               4,486               23,060              20,310
Stock offering costs, net                                     -                   -                1,327                   -
Litigation settlement expense, net                            -               1,260                    -              12,941
Charitable contributions, net                                 -                   -                    -               3,575
Loss on early retirement of debt, net                         -                   -                    -              90,508
                                                  -------------       -------------        -------------       -------------

Adjusted net income                               $     132,897       $     118,050        $     506,050       $     415,570
                                                  =============       =============        =============       =============


Per diluted share of common stock:
Net income                                        $        0.32       $        0.31        $        1.24       $        0.80
(Gain) loss on disposal of assets, net                        -                   -                 0.01                   -
Pre-opening expense, net                                   0.05                0.01                 0.10                0.01
Development expense, net                                      -                0.01                 0.07                0.06
Stock offering costs, net                                     -                   -                    -                   -
Litigation settlement expense, net                            -                   -                    -                0.04
Charitable contributions, net                                 -                   -                    -                0.01
Loss on early retirement of debt, net                         -                   -                    -                0.25
                                                  -------------       -------------        -------------       -------------

Adjusted Earnings Per Diluted Share               $        0.37       $        0.33        $        1.42       $        1.17
                                                  =============       =============        =============       =============

Weighted average diluted shares outstanding         355,694,143         354,460,513          355,264,444         354,526,604

_______________________


Las Vegas Sands Corp. and Subsidiaries
Supplemental Data - Net Revenues by Resort
(In thousands)
(Unaudited)

                                                         Three Months Ended                            Twelve Months Ended
                                                            December 31,                                  December 31,
                                                    2006                   2005                   2006                    2005
                                                 ----------             ----------             ----------             ----------
The Venetian                                     $  290,356             $  228,741             $  959,700             $  844,313
The Sands Macao                                     345,904                271,934              1,277,159                896,599
                                                 ----------             ----------             ----------             ----------

                                                 $  636,260             $  500,675             $2,236,859             $1,740,912
                                                 ==========             ==========             ==========             ==========

Las Vegas Sands Corp. and Subsidiaries
Non-GAAP Measure
(In thousands)
(Unaudited)


The following are reconciliations of Operating Income to Adjusted EBITDA and Adjusted Property EBITDAR

        Three Months Ended December 31, 2006

                                                                               (1)
                                                                              Stock-
                   Operating Depreciation   Loss on     Pre-                  Based
                    Income        and       Disposal   Opening   Development  Compen-   Adjusted    Corporate    Rental   Property
                    (Loss)   Amortization  of Assets   Expense     Expense    sation     EBITDA      Expense    Expense   EBITDAR
                   ---------   ---------   ---------  ---------   ---------  --------   ---------   ---------  ---------  ---------
The Venetian       $ 111,771   $  18,068  $     672  $      (4)   $      -   $  1,213   $ 131,720   $       -   $  2,353  $ 134,073

The Sands Macao       99,416      10,010         32          -           -        523     109,981           -        232    110,213

Other development    (24,855)      5,220          -     16,520       3,115          -           -           -          -          -

Corporate            (20,008)      1,297          -          -           -          -     (18,711)     18,711          -          -
                   ---------   ---------  ---------  ---------   ---------   --------  ----------   ---------   --------  ---------
                   $ 166,324   $  34,595  $     704  $  16,516   $   3,115   $  1,736  $  222,990   $  18,711   $  2,585  $ 244,286
                   =========   =========  =========  =========   =========   ========  ==========   =========   ========  =========

       Three Months Ended December 31, 2005

                                                                              Stock-
                   Operating Depreciation   Loss on     Pre-                  Based
                    Income        and       Disposal   Opening   Development  Compen-   Adjusted    Corporate    Rental   Property
                    (Loss)   Amortization  of Assets   Expense     Expense    sation     EBITDA      Expense    Expense   EBITDAR
                   ---------   ---------   ---------  ---------   ---------  --------   ---------   ---------  ---------  ---------
The Venetian        $  64,639   $  19,397   $     (93)  $     171      $ -   $      -  $  84,114         $ -  $   3,568  $  87,682

The Sands Macao        93,326       7,115           7       2,197        -          -    102,645           -        187    102,832

Other development      (5,575)          -           -           -    5,575          -          -           -          -          -

Corporate             (10,902)          -           -           -        -          -    (10,902)     10,902          -          -

                    ---------   ---------   ---------   ---------  -------   --------  ---------   ---------  ---------  ---------
                    $ 141,488   $  26,512   $     (86)  $   2,368  $ 5,575   $      -  $ 175,857   $  10,902  $   3,755  $ 190,514
                    =========   =========   =========   =========  =======   ========  =========   =========  =========  =========

       Twelve Months Ended December 31, 2006
                                                                               (1)
                                                                              Stock-
                   Operating Depreciation   Loss on     Pre-                  Based
                    Income        and       Disposal   Opening   Development  Compen-   Adjusted    Corporate    Rental   Property
                    (Loss)   Amortization  of Assets   Expense     Expense    sation     EBITDA      Expense    Expense   EBITDAR
                   ---------   ---------   ---------  ---------   ---------  --------   ---------   ---------  ---------  --------
The Venetian       $ 289,904   $  64,208  $     684  $   1,105   $    $ -   $  4,890  $ 360,791    $      -   $ 12,669   $ 373,460

The Sands Macao      412,973      34,442      1,940      5,591          -      2,243    457,189           -        809     457,998

Other development    (66,304)      9,215          -     30,977     26,112          -          -           -          -           -

Corporate            (62,476)      2,906          -          -          -          -    (59,570)   $ 59,570          -           -
                   ---------   ---------  ---------  ---------   --------   --------  ---------    --------   --------   ---------
                   $ 574,097   $ 110,771  $   2,624  $  37,673   $ 26,112   $  7,133  $ 758,410    $ 59,570   $ 13,478   $ 831,458
                   =========   =========  =========  =========   ========   ========  =========    ========   ========   =========

       Twelve Months Ended December 31, 2005

                                                                              Stock-
                   Operating Depreciation   Loss on     Pre-                  Based
                    Income        and       Disposal   Opening   Development  Compen-   Adjusted    Corporate    Rental   Property
                    (Loss)   Amortization  of Assets   Expense     Expense    sation     EBITDA      Expense    Expense   EBITDAR
                   ---------   ---------   ---------  ---------   ---------  --------   ---------   ---------  ---------  ---------
The Venetian        $ 239,115   $  69,726  $     (59)  $     675        $ -  $      -  $ 309,457         $ -  $  14,092  $ 323,549

The Sands Macao       310,765      25,570        337       3,057      1,269         -    340,998           -        749    341,747

Other development     (22,132)          -      1,163           -     20,969         -          -           -          -          -

Corporate             (38,297)          -          -           -          -         -    (38,297)     38,297          -          -
                    ---------   ---------  ---------   ---------  ---------  --------  ---------   ---------  ---------  ---------
                    $ 489,451   $  95,296  $   1,441   $   3,732  $  22,238  $      -  $ 612,158   $  38,297  $  14,841  $ 665,296
                    =========   =========  =========   =========  =========  ========  =========   =========  =========  =========

(1) The Company adopted Statement of Financial  Accounting  Standards No. 123R,  "Share-Based  Payments",  on January 1, 2006 and
recorded $4.5 million of stock-based  compensation expense during the three months ended December 31, 2006, $1.5 million of which is included in  corporate  expense and $1.3 million of which is included in  development  expense on our  condensed  statement of operations.  During the year ended December 31, 2006 the Company recorded $14.7 million of stock-based compensation expense, $5.4 million of which is included in corporate  expense and $2.2 million of which is included in development  expense on our condensed statement of operations.

Note: The prior period presentation has been revised to conform to the current period presentation.

Las Vegas Sands Corp. and Subsidiaries
Non-GAAP Measure
(In thousands)
(Unaudited)


The following is a reconciliation of Net Income to Adjusted EBITDA and Adjusted Property EBITDAR:

                                                                         Three Months Ended                Twelve Months Ended
                                                                            December 31,                       December 31,
                                                                       2006              2005              2006              2005
                                                                    ---------         ---------         ---------         ---------
Net income                                                          $ 113,640         $ 110,049         $ 442,003         $ 283,686
  Add (deduct) :
     Provision for income taxes                                        27,545            20,555            62,243             4,250
     Other income (expense)                                              (341)              188               189             1,334
     Interest income                                                  (19,930)           (9,947)          (66,191)          (33,111)
     Interest expense, net of amounts capitalized                      45,410            20,643           135,853            96,292
     Loss on early retirement of debt                                       -                 -                 -           137,000
     Depreciation and amortization                                     34,595            26,512           110,771            95,296
     (Gain) loss on disposal of assets                                    704               (86)            2,624             1,441
     Pre-opening expense                                               16,516             2,368            37,673             3,732
     Development expense                                                3,115             5,575            26,112            22,238
     Stock-based compensation (1)                                       1,736                 -             7,133                 -
                                                                    ---------         ---------         ---------         ---------

Adjusted EBITDA                                                       222,990           175,857           758,410           612,158

  Add :
     Rental expense                                                     2,585             3,755            13,478            14,841
     Corporate expense                                                 18,711            10,902            59,570            38,297
                                                                    ---------         ---------         ---------         ---------

Adjusted Property EBITDAR                                           $ 244,286         $ 190,514         $ 831,458         $ 665,296
                                                                    ---------         ---------         ---------         ---------

----------

(1)  From prior page

Las Vegas Sands Corp. and Subsidiaries
Supplemental Data Schedule
(In thousands except room and other information)
(Unaudited)

                                                                 Three Months Ended                  Twelve Months Ended
                                                                     December 31,                       December 31,
                                                            ----------         ----------        ----------       ----------
                                                               2006              2005              2006              2005
                                                            ----------         ----------        ----------       ----------
Room Statistics for the Venetian:
           Occupany %                                           97.0%             96.5%             98.7%             97.3%
           Average daily room rate (ADR) (1)                 $   243           $   222           $   239           $   225
           Revenue per available room (REVPAR) (2)           $   235           $   214           $   236           $   218

Other Information:
      The Venetian:
           Table games win per unit per day (3)              $11,396           $ 6,652           $ 6,733           $ 5,556
           Slot machine win per unit per day (4)             $   244           $   202           $   219           $   188
           Average number of table games                         135               138               134               137
           Average number of slot machines                     1,705             1,806             1,732             1,948

      The Sands Macao:
           Table games win per unit per day (3)              $ 5,188           $ 7,866           $ 6,456           $ 6,835
           Slot machine win per unit per day (4)             $   181           $   258           $   224           $   210
           Average number of table games                         772               390               561               361
           Average number of slot machines                     1,233               778               993               792


-------------

(1) ADR is Average Daily Rate and is calculated by dividing total room revenue by total rooms occupied.

(2) REVPAR is defined as Revenue Per Available Room and is calculated by dividing total room revenue by rooms available.

(3) Table games win per unit per day is shown before discounts and commissions.

(4) Slot machine win per unit per day is shown before deducting cost for slot points.